Exhibit 5.1
[CGSH Letterhead]
Writer’s Direct Dial: (212) 225-2106 E-Mail: dmclaughlin@cgsh.com
December 22, 2010
Nationstar Mortgage LLC
Nationstar Capital Corporation
350 Highland Drive
Lewisville, Texas 75067
Ladies and Gentlemen:
               We have acted as special counsel to Nationstar Mortgage LLC, a Delaware limited liability company (the “Company”) and Nationstar Capital Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in respect of up to $250,000,000 aggregate principal amount of the Issuers’ 10.875% Senior Notes due 2015 (the “Exchange Notes”) to be offered in exchange for any and all of the Issuers’ outstanding 10.875% Senior Notes due 2015 originally issued on March 26, 2010 (the “Initial Notes”). The Exchange Notes are fully and unconditionally guaranteed by each of the guarantors listed in the Registration Statement (the “Guarantors” and, together with the Issuers, the “Registrants”). The Exchange Notes will be issued under an indenture dated as of March 26, 2010 (the “Indenture”), among the Company, the Co-Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Indenture includes the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).
               In arriving at the opinion expressed below, we have reviewed the following documents:
(a)	an executed copy of the Indenture;

(b)	the Registration Statement; and

(c)	the form of the Exchange Notes included in the Indenture.

Nationstar Mortgage LLC, et al., p. 2
In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Issuers and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.
               In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.
               Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form included in the Indenture, have been duly executed by the each of the Issuers and authenticated by the Trustee in accordance with the terms of the Indenture, and duly issued and delivered by the Issuers in exchange for an equal principal amount of Initial Notes, the Exchange Notes will be the valid, binding and enforceable obligations of each of the Issuers, entitled to the benefits of the Indenture.
               Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of any Issuer, (x) we have assumed that each Issuer and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Issuers regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (y) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.
               The foregoing opinion is limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Law).

Nationstar Mortgage LLC, et al., p. 3
               We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Duane McLaughlin
Duane McLaughlin, a Partner